Exhibit 23.3

CONSENT OF BARBARA CARROLL

The undersigned, Barbara Carroll, hereby states as follows:

I, Barbara Carroll, have supervised the preparation of certain of the scientific and technical information that forms the basis for the disclosure in the prospectus of Austin Gold Corp. (the “Company”) dated May 3, 2022, and, solely to the extent indicated therein, have reviewed and approved such disclosure, which is incorporated by reference into the Company’s registration statement on Form S-8 (the “Registration Statement”).

I hereby consent to the reference to my name in the prospectus and to the incorporation therein in the Registration Statement.

/s/ Barbara Carroll
Barbara Carroll

Date : October 31, 2022